Exhibit 23.5

CONSENT OF MTB PROJECT MANAGEMENT PROFESSIONALS, INC.

MTB Project Management Professionals, Inc., or MTB, hereby consents to the use by Sunshine Silver Mines Corporation in connection with its Registration Statement on Form S-1 and related prospectus dated May 31, 2013 (the “Registration Statement”), of the MTB preliminary economic assessment information concerning the Sunshine Mine and all information derived from its reports.

MTB also consent to all references to itself in the prospectus contained in such Registration Statement, including under the heading “Experts.”

/s/ MTB Project Management Professionals, Inc.
Date: May 31, 2013	MTB PROJECT MANAGEMENT PROFESSIONALS, INC.